Calculation of Filing Fee Tables
S-8
OXFORD INDUSTRIES INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.00 per share	Other	500,000	$ 54.87	$ 27,435,000.00	0.0001531	$ 4,200.30
Total Offering Amounts:						$ 27,435,000.00		$ 4,200.30
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,200.30
Offering Note
[1]	(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Common Stock which become issuable under the Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan (the "Plan"), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock. (2) Amount Registered represents 500,000 additional shares of Common Stock that were added to the shares authorized for issuance under the Plan. (3) Proposed Maximum Offering Price per Unit is estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $54.87 per share represents the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on June 6, 2025.